UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

Virtusa Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Virtusa Corporation, a Delaware corporation (the “Company”), filed its definitive proxy statement on Schedule 14A (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) on October 20, 2020, relating to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 9, 2020, among the Company, Austin HoldCo Inc., a Delaware Corporation and an entity wholly owned by funds affiliated with Baring Private Equity Asia (“Parent”), and Austin BidCo Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), pursuant to which Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

Stockholder Litigation

As previously disclosed in the Proxy Statement, the following actions were commenced by purported stockholders of the Company:

i.	in the United States District Court for the District of Delaware, captioned Stein v. Virtusa Corporation, et al., Case No. 1:20-CV-01363 (the “Stein Complaint”); and

ii.	in the United States District Court for the District of Delaware, captioned Williams v. Virtusa Corporation, et al., Case No. 1:20-CV-01389 (the “Williams Complaint” and together with the Stein Complaint, the “Complaints”).

The Company believes that the disclosures set forth in the Proxy Statement comply fully with applicable law. However in order to avoid nuisance, cost and distraction from litigation, and to avoid any risk of the Complaints delaying closing, the Company has determined to voluntarily supplement the Proxy Statement with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Complaints that any additional disclosure was or is required. The Company believes the Complaints are without merit and intends to vigorously defend against the Complaints.

Supplemental Disclosures to Proxy Statement

The section of the Proxy Statement entitled “— Opinion of Virtusa’s Financial Advisor” is amended and supplemented as follows:

The first full paragraph on page 56 of the Proxy Statement under the subheading “— Public Trading Multiples” is replaced, in its entirety, with the following:

Based on the results of J.P. Morgan’s analysis with respect to FV/CY 2021E Adjusted EBITDA, and other considerations that J.P. Morgan deemed relevant in its professional judgment and experience, including growth and margin profile and business mix, J.P. Morgan selected a multiple reference range of 9.5x – 10.5x for FV/CY 2021E Adjusted EBITDA. After applying such ranges to the Company’s forecasted Adjusted EBITDA for the calendar year 2021, based on the Company management’s base plan projections and upside sensitivity projections (in each case calendarized for calendar year 2021) provided by Company management (See “— Certain Financial Projections by the Management of Virtusa” below for a description of the base plan projections and upside sensitivity projections), the analysis resulted in the following implied per share equity values of the Virtusa common stock, as compared to (i) the closing price per share of Virtusa common stock of $39.86 as of September 8, 2020 and (ii) merger consideration of $51.35 per share of Virtusa common stock:

The second full paragraph on page 56 of the Proxy Statement under the subheading “— Public Trading Multiples” is replaced, in its entirety, with the following:

Based on the results of J.P. Morgan’s analysis with respect to P/CY 2021E EPS, and other considerations that J.P. Morgan deemed relevant in its professional judgment and experience, including growth and margin profile and business mix, J.P. Morgan selected a multiple reference range of 15.5x – 17.0x for the Company’s P/CY 2021E EPS. After applying such ranges to the projected EPS for the Company for calendar year 2021, based on the Company management’s base plan projections and upside sensitivity projections provided by the Company’s management (in each case calendarized for calendar year 2021), the analysis resulted in the following implied per share equity value range for Virtusa common stock as compared to (i) the closing price per share of Virtusa common stock of $39.86 as of September 8, 2020 and (ii) merger consideration of $51.35 per share of Virtusa common stock:

The second paragraph on page 57 of the Proxy Statement under the subheading “— Selected Transaction Analysis” is replaced, in its entirety, with the following:

Based on the results of these analyses and other factors that J.P. Morgan considered appropriate based on its experience and professional judgment, including growth and margin profile and business mix, J.P. Morgan applied an FV/LTM Adjusted EBITDA multiple range of 11.0x – 16.0x to the Company’s Adjusted EBITDA of $121 million for the twelve months preceding June 30, 2020, and an FV/NTM Adjusted EBITDA multiple range of 9.5x – 14.0x to the Company’s Adjusted EBITDA of $153 million (Base Plan) and $165 million (Upside Sensitivity) for the twelve months following June 30, 2020, which were based on the base plan projections and upside sensitivity projections provided by the Company’s management. J.P. Morgan also noted that that the Company’s revenue growth and Adjusted EBITDA margins were lower than the targets in the selected transactions, including targets that informed the bottom end of its range. These analyses resulted in the following implied per share equity values for Virtusa common stock, as compared to (i) the closing price per share of Virtusa common stock of $39.86 as of September 8, 2020 and (ii) the merger consideration of $51.35 per share of Virtusa common stock:

The second paragraph on page 58 of the Proxy Statement under the subheading “— Discounted Cash Flow Analysis” is replaced, in its entirety, with the following:

J.P. Morgan calculated the present value of unlevered free cash flows that the Company is expected to generate beginning with fiscal year ended 2021 through the end of fiscal year 2024 based upon the Company management’s forecasts for both its base plan projections and upside sensitivity projections as described below under the heading “— Certain Financial Projections by the Management of Virtusa”. J.P. Morgan also calculated a range of terminal values for the Company at March 31, 2024 by applying perpetual growth rates ranging from 2.5% to 3.5% to derive unlevered free cash flow of the Company during the terminal period of the projections, or a mid-point terminal period unlevered free cash flow of $129 million for the Company’s base plan projections and $143 million for the upside sensitivity projections, reflecting guidance provided by Company management. The unlevered free cash flows and the range of terminal values were then discounted to present values as of June 30, 2020 using a discount rate range of 9.0% to 10.0%, which was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company derived using the capital asset pricing model and J.P. Morgan’s professional judgment and experience. The present value of unlevered free cash flows and range of terminal values were then adjusted for Virtusa’s net debt of $152 million as of June 30, 2020, and then divided by the number of fully diluted shares of Virtusa common stock outstanding as of August 31, 2020 as provided by Company management (based on approximately 30.3 million of basic shares outstanding and adjusted to reflect the impact of dilutive securities calculated in accordance with the treasury stock method, including approximately 3.1 million shares as part of the conversion of Virtusa preferred stock and related make-whole), to arrive at a range of implied equity values per share of the Virtusa common stock of $39.75 to $54.50, in the Company management’s base plan projections, and $44.25 to $60.25, in the upside sensitivity projections (in each case, rounded to the nearest $0.25), as compared to (i) the closing price per share of Virtusa common stock of $39.86 as of September 8, 2020 and (ii) the merger consideration of $51.35 per share of Virtusa common stock.

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving the Company and may be deemed to be solicitation material in respect of the proposed merger transaction. In connection with the proposed merger transaction, the Company has filed relevant materials with the SEC, including the Proxy Statement. Promptly after filing the Proxy Statement with the SEC, the Company mailed the Proxy Statement and a proxy card to each Company stockholder entitled to vote at the special meeting relating to the proposed Merger. This communication is not a substitute for the Proxy Statement or for any other document that the Company may file with the SEC or send to the Company’s stockholders in connection with the proposed merger transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED MERGER TRANSACTION AND RELATED MATTERS. The proposed merger transaction will be submitted to the Company’s stockholders for their consideration. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed by the Company with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by the Company with the SEC will also be available free of charge on the Company’s website at www.virtusa.com or by contacting the Company’s Investor Relations contact at InvestorRelations@virtusa.com.

Participants in the Solicitation

The Company and its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger transaction under the rules of the SEC. Information about the directors and executive officers of the Company and their ownership of shares of the Company’s common stock is set forth in its Annual Report on Form 10-K for the year ended March 31, 2020, which was filed with the SEC on May 28, 2020 and was subsequently amended on July 29, 2020, the Proxy Statement which was filed with the SEC on October 20, 2020, and in subsequent documents filed with the SEC. Additional information regarding the persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests in the merger transaction, by security holdings or otherwise, are also included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of this document as described above.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company generally identifies forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The Company has based these forward-looking statements largely on its then-current expectations and projections about future events and financial trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with the Company’s ability to obtain the stockholder approval required to consummate the proposed merger transaction and the timing of the closing of the proposed merger transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed merger transaction will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (iv) unanticipated difficulties or expenditures relating to the proposed merger transaction, the response of business partners and competitors to the announcement of the proposed merger transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed merger transaction; and (v) those risks detailed in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as other documents that may be filed by the Company from time to time with the SEC. Accordingly, you should not rely upon forward-looking statements as predictions of future events. The Company cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.